EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference by China Direct Industries, Inc. in the registration statement on Form S-8 of our report dated December 29, 2009 on the consolidated balance sheets of China Direct Industries, Inc. and its Subsidiaries as of September 30, 2009 and December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine month transition period ended September 30, 2009 and year ended December 31, 2008 appearing in China Direct Industries, Inc.’s Transition Report for the fiscal year ended September 30, 2009.

SHERB & CO, LLP

/s/ Sherb & Co, LLP

Boca Raton, Florida
February 17, 2010